Repros Presentation to Be Webcast from CIBC 18th Annual Healthcare Conference and Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference

Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company's President and CEO, Joseph Podolski, will present a corporate overview on Monday, November 5, 2007, at 9:45 a.m. Eastern Time during the CIBC 19th Annual Healthcare Conference. Mr. Podolski will also present on Tuesday, November 6, 2007, at 12:20 p.m. Eastern Time during the Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference.

To access the live presentation, log onto Repros' website at http://www.reprosrx.com and click on the "Events and Presentations" tab. Please connect to the website prior to the start of the webcast to ensure adequate time to download any software that may be necessary. The webcast recording will be archived and available on the Repros' website for 90 days following the presentation.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex®, the Company's lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.

Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex® for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 study by year-end 2007 and anticipate a potential NDA filing for this indication at the end of 2008. Repros also recently completed a Proellex® six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and has initiated a U.S. Phase 2 study in the third quarter of 2007 for this indication.

Androxal™ is designed to restore normal pituitary response resulting in normalization of testosterone levels. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal™ non-pivotal six-month U.S. Phase 3 clinical trial and is enrolling patients from this trial into a one-year open-label safety study. We intend to submit our clinical plan for advanced trials focusing on the endocrinologic effects of Androxal™ in the near term.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, the cost of such studies and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and Repros' Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

Contact: Joseph S. Podolski

President & CEO

(281) 719-3447